# *Interconn Resources, Inc.*

573 Hwy 51 N • Ste C
Ridgeland, MS 39157
601-605-0335
Fax 601-605-0331

4124 Crosshaven Ln.
Birmingham, AL 35243
205-969-1047
Fax 205-969-1479

June 1, 1998

Mr. Charles D. Kitchingham
Ergon Exploration, Inc.
P.O. Box 14476
Monroe, LA 71207-4476

Dear Bud:

Pursuant to our discussions regarding Ergon Exploration's Union Parish, Louisiana natural gas production on Texas Gas Transmission, the following terms and conditions shall govern the Agreement between Ergon Exploration, Inc. and Interconn Resources, Inc.

Purchase Period: November 1, 1998 through October 31, 1999

Purchase Price: Ninety-eight and one half percent (98.5%) of Interconn's sales price per the first of the month index price for Texas Gas Transmission Zone 1 as published in McGraw-Hill Companies "Inside F.E.R.C. Gas Market Report" plus a premium of $0.005 per MMBTU.

Daily Purchase Volume: All of Ergon Exploration's production at meter numbers 2202 and 2612 into Texas Gas Transmission estimated to be approximately 1750 MMBTU per day, or as it may fluctuate, on a firm basis.

Measuring Party & Transporter: Texas Gas Transmission

Terms of Payment: Interconn shall pay Ergon by the 25th day of each month for production sold in the previous month. Ergon shall advise Interconn of its preferred method of payment (ex. check, wire transfer, etc.) and information necessary to facilitate such transaction.

Notice of Termination: Either party may terminate this agreement with 30 days notice prior to the end of the primary term under Purchase Period. Without such notice this Agreement shall continue for another consecutive twelve-month period.

Please indicate your understanding and acceptance of the terms and conditions outlined above by signing in the space provided below.

Interconn Resources, Inc. appreciates your business and looks forward to a long and mutually beneficial relationship.

Sincerely,

Jeff Purvis
Vice President

Ergon Exploration, Inc. accepts and egrees to the terms and conditions outlined above.

By: ______________________

Title: Vice President

Date: June 2, 1998